Exhibit 2.1

DESCRIPTION OF SECURITIES REGISTERED

UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

I.    Description of Share Capital

Enel Chile S.A. (“Enel Chile” or the “Company”) is an open stock corporation organized under the laws of the Republic of Chile.

Set forth below is certain information concerning the Company’s share capital and a brief summary of certain significant provisions of Chilean law and the Company’s bylaws.

General

Shareholders’ rights in Chilean companies are governed by the company’s bylaws (estatutos), which have the same purpose as the articles or the certificate of incorporation and the bylaws of a company incorporated in the United States and by the Chilean Corporations Law (Law No. 18,046). In addition, D.L. 3500, or the Pension Fund System Law, which permits the investment by Chilean pension funds in stock of qualified companies, indirectly affects corporate governance and prescribes certain rights of shareholders. In accordance with the Chilean Corporations Law, legal actions by shareholders to enforce their rights as shareholders of the company must be brought in Chile in arbitration proceedings or, at the option of the plaintiff, before Chilean courts. Members of the Board of Directors, managers, officers and principal executives of the company, or shareholders that individually own shares with a book value or stock value higher that UF 5,000 (Ch$ 142 million as of December 31, 2019) do not have the option to bring the procedure to the courts.

The Chilean securities markets are principally regulated by the Comisión para el Mercado Financiero  (the “CMF”)  under the Securities Market Law (Law No. 18,045) and the Chilean Corporations Law. These two laws state the disclosure requirements, restrictions on insider trading and price manipulation, and provide protection to minority shareholders. The Securities Market Law sets forth requirements for public offerings, stock exchanges and brokers, and outlines disclosure requirements for companies that issue publicly offered securities. The Chilean Corporations Law and the Securities Market Law, both as amended, state rules regarding takeovers, tender offers, transactions with related parties, qualified majorities, share repurchases, directors’ committees, independent directors, stock options and derivative actions.

Public Register

The Company is a publicly held stock corporation incorporated under the laws of Chile. The Company was incorporated by public deed issued on January 8, 2016 by the Santiago Notary Public, Mr. Iván Torrealba A., and registered on January 19, 2016 in the Commercial Register (Registro de Comercio del Conservador de Bienes Raíces y Comercio de Santiago) on pages 4288 No. 2570. The Company’s registry in the Securities Registry of the CMF was approved by the CMF on April 13, 2016, under the entry number 1139. The Company is also registered with the United States Securities and Exchange Commission under the commission file number 001‑37723 on March 31, 2016.

Corporate Objectives and Purposes

Article 4 of the Company’s bylaws states that the Company’s corporate objectives and purposes are, among other things, to conduct the exploration, development, operation, generation, distribution, transformation, or sale of energy in Chile in any form, directly or through other companies, as well as to provide engineering-consulting services related to these objectives and to make loans to related companies, subsidiaries and affiliates.

Board of Directors

The Company’s Board of Directors consists of seven members who are appointed by shareholders at a General Shareholders’ Meeting (“GSM”)  and are elected for a three-year term, at the end of which they will be re-elected or replaced. The seven directors elected at the GSM are the seven individual nominees who receive the highest majority of the votes, provided one of those individuals must be an independent director. Each shareholder may vote his shares in favor of one nominee or may apportion his shares among any number of nominees. The effect of these voting provisions is to ensure that a shareholder owning more than 12.5% of the Company’s shares is guaranteed to be able to elect a member of the Board. Depending on the distribution of the rest of the votes at the GSM, a director may in some cases be elected with the votes of less than 12.5% of the Company’s shares. This number is derived from the reciprocal of the number of directors plus one. In the Company’s case, there are seven directors, and the reciprocal of eight is equal to 12.5%.

The compensation of the directors is established annually at the GSM.

Agreements entered into by the Company with related parties can only be executed when such agreements serve the Company’s interest, and their price, terms and conditions are consistent with prevailing market conditions at the time of their approval and comply with all the requirements and procedures indicated in Article 147 of the Chilean Corporations Law.

Certain Powers of the Board of Directors

The Company’s bylaws provide that every agreement or contract that the Company enter into with the Company’s controlling shareholder, the Company’s directors or executives, or their related parties, must be previously approved by two-thirds of the Board of Directors and be included in the Board meetings, and must comply with the provisions of the Chilean Corporations Law.

The Company’s bylaws do not contain provisions relating to:

•the directors’ power, in the absence of an independent quorum, to vote on compensation for themselves or any members of their body;

•borrowing powers exercisable by the directors and how such borrowing powers can be changed;

•retirement or non-retirement of directors under an age limit requirement; or

•number of shares, if any, required for directors’ qualification.

Certain Provisions Regarding Shareholder Rights

The Company’s capital is comprised of only one class of shares, all of which are common shares and have the same rights.

The Company’s bylaws do not contain any provisions relating to:

•redemption provisions;

•sinking funds; or

•liability for capital reductions by the Company.

Under Chilean law, the rights of the Company’s shareholders may only be modified by an amendment to the bylaws that complies with the requirements explained below under “Shareholders’ Meetings and Voting Rights”.

Capitalization

Under Chilean law, only the shareholders of a company acting at an Extraordinary Shareholders’ Meeting (“ESM”) have the power to authorize a capital increase. When an investor subscribes shares, these are officially issued and registered under his name, and the subscriber is treated as a shareholder for all purposes, except receipt of dividends and for return of capital in the event that the shares have been subscribed but not paid for. The subscriber becomes eligible to receive dividends only for the shares that he has actually paid for or, if the subscriber has paid for only a portion of such shares, the pro rata portion of the dividends declared with respect to such shares unless the company’s bylaws provide otherwise. If a subscriber does not fully pay for shares for which the subscriber has subscribed on or prior to the date agreed upon for payment, notwithstanding the actions intended by the company to collect payment, the company is entitled to auction on the stock exchange where such shares are traded, for the account and risk of the debtor, the number of shares held by the debtor necessary for the company to pay the outstanding balances and disposal expenses. However, until such shares are sold at auction, the subscriber continues to hold all the rights of a shareholder, except the right to receive dividends and return of capital. The Chief Executive Officer, or the person replacing him, will reduce the number of shares in the name of the debtor shareholder in the shareholders’ register to the number of shares that remain, deducting the shares sold by the company and settling the debt in the amount necessary to cover the result of such disposal after expenses.

When there are authorized and issued shares for which full payment has not been made within the period fixed by shareholders at the same ESM at which the subscription was authorized (which may not exceed three years from the date of such meeting, unless a stock option plan is approved, in which case the period to pay for the shares under such plan may be up to five years), these shall be reduced in the unsubscribed amount until that date. With respect to the shares subscribed and not paid following the term mentioned above, the Board must proceed to collect payment, unless the shareholders’ meeting authorizes the Board not to do so (by two-thirds of the voting shares), in which case the capital shall be reduced by force of law to the amount effectively paid. Once collection actions have been exhausted, the Board should propose to the shareholders’ meeting the approval by simple majority of the write-off of the outstanding balance and the reduction of capital to the amount effectively collected.

As of December 31, 2019,  the Company’s subscribed and fully paid capital totaled Ch$ 3,882 billion and consisted of 69,166,557,220 shares.

Preemptive Rights and Increases of Share Capital

With the exception of capital increases needed to carry out a merger, Chilean law requires Chilean publicly held stock corporations to grant shareholders preemptive rights to purchase a sufficient number of shares, or any other securities convertible into shares or that confer future rights over shares, to maintain their existing ownership percentage of such company whenever such company issues new shares, or any other securities convertible into shares or that confer future rights over shares.

Under Chilean law, preemptive rights are exercisable or freely transferable by shareholders during a 30‑day period. The options to subscribe for shares in capital increases of the company or of any other securities convertible into shares or that confer future rights over these shares should be offered at least once to the shareholders pro rata based on the number of shares held registered in their name at midnight on the fifth business day prior to the date of the start of the preemptive rights period. The preemptive rights offering and the start of the 30‑day period for exercising them shall be communicated through the publication of a prominent notice, at least once, in the newspaper used for notifications of shareholders’ meetings. During such 30‑day period, and for an additional period of at least 30 days immediately following the initial 30‑day period, if any, publicly held stock corporations are not permitted to offer any unsubscribed shares to third parties on terms that are more favorable than those offered to their shareholders. At the end of the second 30‑day period, a Chilean publicly held stock corporation is authorized to sell unsubscribed shares to third parties under any terms, provided they are sold on one of the Chilean stock exchanges.

Shareholders’ Meetings and Voting Rights

A GSM must be held within the first four months following the end of the Company’s fiscal year. An ESM may be summoned by the Board of Directors when deemed appropriate, and an ESM or an GSM, as the case may be, must be summoned when requested by shareholders representing at least 10% of the issued shares with voting rights, or by the CMF. To convene a GSM or an ESM, notice must be given three times in a newspaper located in the Company’s corporate domicile.  The newspaper designated by the Company’s shareholders is El Mercurio de Santiago. The first notice must be published not less than 15 days and no more than 20 days in advance of the scheduled meeting. Notice must also be mailed to each shareholder, the CMF and the Chilean stock exchanges.

The GSM shall be held on the day stated in the notice and should remain in session until having exhausted all the matters stated in the notice. However, once constituted, upon the proposal of the chairman or shareholders representing at least 10% of the shares with voting rights, the majority of the shareholders present may agree to suspend it and to continue it within the same day and place, with no new constitution of the meeting or qualification of powers being necessary, recorded in one set of minutes.  Only those shareholders who were present or represented may attend the recommencement of the meeting with voting rights.

Under Chilean law, a quorum for a shareholders’ meeting is established by the presence, in person or by proxy, of shareholders representing at least a majority of the issued shares with voting rights of a company.  If a quorum is not present at the first meeting, a reconvened meeting can take place at which the shareholders present are deemed to constitute a quorum regardless of the percentage of the shares represented.  This second meeting must take place within 45 days following the scheduled date for the first meeting. Shareholders’ meetings adopt resolutions by the affirmative vote of a majority of those shares present or represented at the meeting, unless a higher majority is required, as described below.

Regardless of the quorum present, the vote required to adopt any of the following actions is at least two-thirds of the outstanding shares with voting rights at an ESM called to approve these matters:

•a transformation of the company into a form other than a publicly held stock corporation under the Chilean Corporations Law, a merger or split-up of the company;

•an amendment to the term of duration or early dissolution of the company;

•a change in the company’s domicile;

•a decrease of corporate capital;

•an approval of capital contributions in kind and non-monetary assessments;

•a modification of the authority reserved to shareholders or limitations on the Board of Directors;

•a reduction in the number of members of the Board of Directors;

•a disposition of 50% or more of the assets of the company, whether it includes disposition of liabilities or not, as well as the approval or the amendment of the business plan which contemplates the disposition of assets in an amount greater that such percentage;

•the disposition of 50% or more of the assets of a subsidiary, as long as such subsidiary represents at least 20% of the assets of the corporation, as well as any disposition of its shares that results in the parent company losing its position as controlling shareholder;

•the form of distributing corporate benefits;

•issue of guarantees for third-party liabilities which exceed 50% of the assets, except when the third party is a subsidiary of the company, in which case approval of the Board of Directors is deemed sufficient;

•the purchase of the company’s own shares;

•other actions established by the bylaws or the laws;

•certain remedies for the nullification of the company’s bylaws;

•inclusion in the bylaws of the right to purchase shares from minority shareholders, when the controlling shareholders reaches 95% of the company’s shares by means of a tender offer for all of the company’s shares, where at least 15% of the shares have been acquired from unrelated shareholders; and

•approval or ratification of acts or contracts with related parties.

In addition, certain amendments to the Company’s bylaws require the affirmative vote of 75% of the outstanding shares with voting rights.

Bylaw amendments for the creation of a new class of shares, or an amendment to or an elimination of those classes of shares that already exist, must be approved by at least two-thirds of the outstanding shares of the affected series.

Chilean law does not require a publicly held stock corporation to provide its shareholders the same level and type of information required by the U.S. securities laws regarding the solicitation of proxies.  However, shareholders are entitled to examine the financial statements and corporate books of a publicly held stock corporation and its subsidiaries within the 15-day period before its scheduled shareholders’ meetings.  Under Chilean law, a notice of a shareholders’ meeting listing matters to be addressed at the meeting must be mailed at least 15 days prior to the date of such meeting, indicating how to complete copies of the documents that support the matters submitted for voting can be obtained, which must also be made available to shareholders on the Company’s website.  In the case of an GSM,  the Company’s annual report of activities, which includes audited financial statements, must also be made available to shareholders and published on the Company’s website at: www.enelchile.cl.

The Chilean Corporations Law provides that, upon the request by the Directors’ Committee or by shareholders representing at least 10% of the issued shares with voting rights, a Chilean company’s annual report must include, in addition to the materials provided by the Board of Directors to shareholders, such shareholders’ comments and proposals in relation to the company’s affairs.  In accordance with Article 136 of the Chilean Corporations Regulation (Reglamento de Sociedades Anónimas), the shareholder(s) holding or representing at least 10% of the shares issued with voting rights, may:

•make comments and proposals relating to the progress of the corporate businesses in the corresponding year, no shareholder being able to make individually or jointly more than one presentation.  These observations should be presented in writing to the company concisely, responsibly and respectfully, and the respective shareholder(s) should state their willingness for these to be included as an appendix to the annual report.  The Board shall include in an appendix to the annual report of the year a faithful summary of the pertinent comments and proposals the interested parties had made, provided they are presented during the year or within 30-days after its ending; or

•make comments and proposals on matters that the Board submits for the knowledge or voting of the shareholders.  The Board shall include a faithful summary of those comments and proposals in all information it sends to shareholders, provided the shareholders’ proposal is received at the offices of the company at least 10-days prior to the date of dispatch of the information by the company.

The shareholders should present their comments and proposals to the company, expressing their willingness for these to be included in the appendix to the respective annual report or in information sent to shareholders, as the case may be.  The observations referred to in Article 136 may be made separately by each shareholder holding at least 10% of the shares issued with voting rights or shareholders who together hold that percentage, who should act as one.

Similarly, the Chilean Corporations Law provides that whenever the Board of Directors of a publicly held stock corporation convenes an GSM or ESM and solicits proxies for the meeting, or circulates information supporting its decisions or other similar material, it is obligated to include the pertinent comments and proposals that may have been made by the Directors’ Committee or by shareholders owning at least 10%  of the shares with voting rights who request that such comments and proposals be so included.

Only shareholders registered as such with the Company as of midnight on the fifth business day prior to the date of a meeting are entitled to attend and vote their shares.  A shareholder may appoint another individual, who does not need to be a shareholder, as his proxy to attend the meeting and vote on his behalf.  Proxies for such representation shall be given for all the shares held by the owner.  The proxy may contain specific instructions to approve, reject, or abstain with respect to any of the matters submitted for voting at the meeting and which were included in the notice.  Every shareholder entitled to attend and vote at a shareholders’ meeting shall have one vote for every share subscribed.

There are no limitations imposed by Chilean law or the Company’s bylaws on the right of nonresidents or foreigners to hold or vote shares of common stock. However, the registered holder of the shares of Enel Chile common stock represented by American Depositary Shares (“ADSs”), and evidenced by outstanding ADSs, is the custodian of the depositary, currently Banco Santander-Chile, or any successor thereto. Accordingly, holders of ADSs are not entitled to receive notice of meetings of shareholders directly or to vote the underlying shares of Enel Chile common stock represented by ADS directly. The Deposit Agreement contains provisions pursuant to which the depositary has agreed to request instructions from registered holders of ADSs as to the exercise of the voting rights pertaining to the shares of Enel Chile common stock represented by the ADSs. Subject to compliance with the requirements of the Deposit Agreement and receipt of such instructions, the depositary has agreed to endeavor, insofar as practicable and permitted under Chilean law and the provisions of the bylaws, to vote or cause to be voted (or grant a discretionary proxy to the Chairman of the Board of Directors or to a person designated by the Chairman of the Board of Directors to vote) the shares of Enel Chile common stock represented by the ADSs in accordance with any such instruction. The depositary shall not itself exercise any voting discretion over any shares of Enel Chile common stock underlying ADSs. If no voting instructions are received by the depositary from a holder of ADSs with respect to the shares of Enel Chile common stock represented by the ADSs, on or before the date established by the depositary for such purpose, the shares of Enel Chile common stock represented by the ADS may, in some situations, be voted in the manner directed by the Chairman of the Board, or by a person designated by the Chairman of the Board, subject to limitations set forth in the Deposit Agreement.

Dividends and Liquidation Rights

According to the Chilean Corporations Law, unless otherwise decided by unanimous vote of its issued shares eligible to vote, all publicly held stock corporations must distribute a cash dividend in an amount equal to at least 30% of their consolidated net income, unless and except to the extent the Company have carried forward losses. The law provides that the Board of Directors must agree to the dividend policy and inform such policy to the shareholders at the GSM.

For any dividend in excess of 30% of net income, a publicly held stock corporation may grant an option to its shareholders to receive those dividends, in cash, or in shares issued by such publicly held stock corporation, or in shares of publicly held corporations owned by such company. Shareholders who do not expressly elect to receive a dividend other than in cash are legally presumed to have decided to receive the dividend in cash.

Dividends that are declared but not paid within the appropriate time period set forth in the Chilean Corporations Law (30 days after declaration for minimum dividends, and the date set for payment at the time of declaration for additional dividends) are adjusted to reflect the change in the value of the UF from the date set for payment to the date such dividends are actually paid. Such dividends also accrue interest at the then-prevailing rate for UF-denominated deposits during such period. The right to receive a dividend lapses if it is not claimed within five years from the date such dividend is payable. Payments not collected in such period are transferred to the volunteer fire department.

In the event of the Company’s liquidation, the shareholders would participate in the assets available in proportion to the number of paid-in shares held by them, after payment to all creditors.

Approval of Financial Statements

The Board of Directors is required to submit the Company’s consolidated financial statements to the shareholders annually for their approval. If the shareholders at the shareholders’ meeting reject the financial statements by a vote of a majority of shares present (in person or by proxy), the Board of Directors must submit new financial statements no later than 60 days from the date of such meeting. If the shareholders reject the new financial statements, the entire Board of Directors is deemed removed from office and a new board is elected at the same meeting.

Directors who individually approved such financial statements are disqualified for reelection for the following period. The Company’s shareholders have never rejected the financial statements presented by the Board of Directors.

Change of Control

The Capital Markets Law establishes a comprehensive regulation related to tender offers. The law defines a tender offer as the offer to purchase shares of companies that publicly offer their shares or convertible securities and which offer is made to shareholders to purchase their shares under conditions that allow the bidder to reach a certain percentage of ownership of the company within a fixed period. These provisions apply to both voluntary and hostile tender offers.

Acquisition of Shares

No provision in the Company’s bylaws discriminates against any existing or prospective holder of shares as a result of such shareholder owning a substantial number of shares. However, no person may directly or indirectly own more than 65% of the outstanding shares of the Company’s stock. The foregoing restriction does not apply to the depositary as record owner of shares represented by ADSs, but it does apply to each beneficial ADS holder. Additionally, the Company’s bylaws prohibit any shareholder from exercising voting power with respect to more than 65% of the common stock owned by such shareholder or on behalf of others representing more than 65% of the outstanding issued shares with voting rights.

Reporting Requirements Regarding Acquisition or Sale of Shares

Under Article 12 of the Securities Market Law and General Rule No. 269 of the CMF, certain information regarding transactions in shares of a publicly held stock corporation or in contracts or securities whose price or financial results depend on, or are conditioned in whole or in a significant part on the price of such shares, must be reported to the CMF and the Chilean stock exchanges. Since ADSs are deemed to represent the shares of common stock underlying the ADSs, transactions in ADSs will be subject to these reporting requirements and those established in Circular No. 1375 of the CMF. Shareholders of publicly held stock corporations are required to report to the CMF and the Chilean stock exchanges:

•any direct or indirect acquisition or sale of shares made by a holder who owns, directly or indirectly, at least 10% of a publicly held stock corporation’s subscribed capital;

•any direct or indirect acquisition or sale of contracts or securities whose price or financial results depend on or are conditioned in whole or in a significant part on the price of shares made by a holder who owns, directly or indirectly, at least 10% of a publicly held stock corporation’s subscribed capital;

•any direct or indirect acquisition of shares made by a holder who, due to an acquisition of shares of such publicly held stock company, results in the holder acquiring, directly or indirectly, at least 10% of a publicly held stock company’s subscribed capital;

•any direct or indirect acquisition or sale of shares in any amount, made by a director, receiver, principal executive, general manager or manager of a publicly held stock corporation; and

•any direct or indirect acquisition or sale of contracts or securities whose price or financial results depend on or are conditioned in whole or in a significant part on the price of shares made by a director, receiver, principal executive, general manager or manager of a publicly held stock corporation.

In addition, majority shareholders of a publicly held stock corporation must inform the CMF and the Chilean stock exchanges if such acquisitions are entered into with the intention of acquiring control of the company or if they are making a passive financial investment instead.

Under Article 54 of the Securities Market Law and General Rule No.104 enacted by the CMF, unless the tender offer regulation applies, any person who directly or indirectly intends to take control of a publicly held stock corporation must disclose this intent to the market at least ten business days in advance of the proposed change of control and, in any event, as soon as the negotiations for the change of control have taken place or reserved information of the publicly held stock corporation has been provided.

Right of Dissenting Shareholders to Tender Their Shares

The Chilean Corporations Law provides that upon the adoption of any of the resolutions enumerated below at a meeting of shareholders, dissenting shareholders acquire the right to withdraw from the company and to compel the company to repurchase their shares, subject to the fulfillment of certain terms and conditions. In order to exercise such withdrawal rights, holders of ADSs must first withdraw the shares represented by their ADSs pursuant to the terms of the Deposit Agreement. In case of a bankruptcy proceeding, the withdrawal right arising from an adopted resolution is suspended until the existing debt has been paid.

“Dissenting” shareholders are defined as those who at a shareholders’ meeting vote against a resolution that results in the withdrawal right, or who if absent from such meeting, state in writing their opposition to the respective resolution, within the 30 days following the shareholders’ meeting. Shareholders present or represented at the meeting and who abstain in exercising their voting rights shall not be considered as dissenting. The right to withdraw should be exercised for all the shares that the dissenting shareholder had registered in their name on the date on which the right is determined to participate in the meeting at which the resolution is adopted that motivates the withdrawal and which remains on the date on which their intention to withdraw is communicated to the company.

The price paid to a dissenting shareholder of a publicly held stock corporation whose shares are quoted and actively traded on one of the Chilean stock exchanges is the weighted average of the sales prices for the shares as reported on the Chilean stock exchanges on which the shares are quoted for the 60-trading-day period between the ninetieth and the thirtieth trading day before the shareholders’ meeting giving rise to the withdrawal right. If the CMF determines that the shares are not actively traded on a stock exchange, the price paid to the dissenting shareholder shall be the book value. Book value for this purpose is equal to the company’s equity attributable to the parent company, divided by the total number of subscribed shares, whether entirely or partially paid. For the purpose of making this calculation, the last consolidated statement of financial position is used, as adjusted to reflect inflation up to the date of the shareholders’ meeting which gave rise to the withdrawal right.

Article 126 of the Chilean Corporations Regulation establishes that in cases where the right to withdraw arises, the company shall be obliged to inform the shareholders of this situation, the value per share that will be paid to shareholders exercising their right to withdraw and the term for exercising it. Such information should be given to shareholders at the same meeting at which the resolutions are adopted giving rise to the right of withdrawal, prior to its voting. A special communication should be given to the shareholders with rights, within two days following the date on which the rights to withdraw arise. In the case of publicly held companies, such information shall be communicated by a prominent notice in a newspaper with a wide national circulation and on its website, plus a written communication addressed to the shareholders with rights at the address they have registered with the company. The notice of the shareholders’ meeting to vote on a matter that could give rise to withdrawal rights should mention this circumstance.

The resolutions that result in a shareholder’s right to withdraw include, among others, the following:

•the transformation of the company into an entity which is not a publicly held stock corporation governed by Chilean Corporations Law;

•the merger of the company with another company;

•disposition of 50% or more of the assets of the company, whether it includes disposition of liabilities or not, as well as the approval or the amendment of the business plan which contemplates the disposition of assets in an amount greater than such percentage;

•the disposition of 50% or more of the assets of a subsidiary, as long as such subsidiary represents at least 20% of the assets of the company, as well as any disposition of its shares that results in the parent company losing its position of controlling shareholder;

•issue of guarantees for third parties’ liabilities that exceed 50% of the assets (if the third party is a subsidiary of the company, the approval of the Board of Directors is sufficient and will not give rise to the right to withdraw);

•the creation of preferential rights for a class of shares or an amendment to the existing ones. In this case the right to withdraw only accrues to the dissenting shareholders of the class or classes of shares adversely affected;

•certain remedies for the nullification of the corporate bylaws; and

•such other causes as may be established by the law or by the company’s bylaws.

Investments by AFPs

The Pension Fund System Law permits AFPs to invest their funds in companies that are subject to Title XII of such law, and these companies are subject to greater restrictions than other companies. The determination of which stocks may be purchased by AFPs is made by the Risk Classification Committee. The Risk Classification Committee establishes investment guidelines and is empowered to approve or disapprove those companies that are eligible for AFP investments. The Company is subject to Title XII and is approved by the Risk Classification Committee.

Companies subject to Title XII are required to have bylaws that:

•limit the ownership of any shareholder to a specified maximum percentage, currently 65%;

•require that certain actions be taken only at a meeting of the shareholders; and

•give the shareholders the right to approve certain investment and financing policies.

Registrations and Transfers

Shares issued by the Company are registered with an administrative agent, which is DCV Registros S.A. This entity is also responsible for the Company’s shareholders’ registry. In case of jointly-owned shares, an attorney-in-fact must be appointed to represent the joint owners in dealing with the Company.

II.Description of American Depositary Shares

Citibank, N.A. acts as the depositary, hereinafter the “depositary” for the American Depositary Shares of the Company. Citibank, N.A.’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are referred to as “ADSs” and represent ownership interests in securities of the Company that are on deposit with the depositary. ADSs are represented by certificates that are known as “American Depositary Receipts” or “ADRs”. The depositary appoints a custodian to safekeep the securities on deposit. The custodian is Banco Santander-Chile, located at Bandera 140, Santiago, Chile.

Citibank, N.A. was appointed as depositary by the Company pursuant to the Amended and Restated Deposit Agreement, dated as of April 26, 2016 (the “Deposit Agreement”). A copy of the Deposit Agreement is on file with the Securities and Exchange Commission (the “SEC”), under cover of a registration statement on Form F-6. You may obtain a copy of the Deposit Agreement from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-210651 when retrieving such copy.

The following is a summary description of the material terms of the ADSs of Enel Chile and your rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that rights and obligations as an owner of ADSs will be determined by reference to the terms of the Deposit Agreement and not by this summary. For more complete information, you should read the Deposit Agreement in its entirety, as well as the form of ADR attached to it.

Each ADS represents 50 shares of Enel Chile common stock on deposit with the custodian. An ADS will also represent any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

An owner of ADSs becomes a party to the Deposit Agreement and therefore will be bound to its terms and to the terms of the ADR that represents your ADSs. The Deposit Agreement and the ADR specify the Company’s rights and obligations, as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The Deposit Agreement and the ADRs are governed by New York law. However, the Company’s obligations to the holders of shares of Enel Chile common stock will continue to be governed by the laws of Chile, which are different from New York law.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the “direct registration system” or “DRS”). The DRS reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the DRS, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The DRS includes automated transfers between the depositary and the Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as an ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC are registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADR registered in your name and, as such, you will be referred to as the “holder”.  References to “you” assumes that the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Distributions

As a holder of ADSs, you generally have the right to receive the distributions made by the Company on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the Deposit Agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of Cash

Upon receipt by the custodian of a cash distribution for the securities on deposit, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders. The conversion into U.S. dollars will take place only if reasonable, in the judgment of the depositary, if the U.S. dollars are transferable to the United States and if permitted by Chilean law and regulations. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property, such as undistributed rights, held by the custodian in respect of securities on deposit.

Distributions of Shares

Upon receipt of a dividend or free distribution of shares of Enel Chile common stock, the depositary may and will, at the Company’s request, distribute to holders, in proportion to the number of ADSs held, new ADSs representing the shares of Enel Chile common stock deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs upon a distribution of shares of Enel Chile common stock will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the Deposit Agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new shares of Enel Chile common stock so distributed.

No such distribution of new ADSs will be made if it would violate a law, including the U.S. securities laws. If the depositary does not distribute new ADSs as described above, it will sell the shares of Enel Chile common stock received and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

If the Company offers to holders of their shares rights to purchase additional shares of Enel Chile common stock, the depositary has discretion as to the procedures to follow in making such rights available to the holders of ADSs, in selling such rights on behalf of holders and making the net proceeds available in U.S. dollars to such holders or in allowing such rights to lapse. If requested by the Company, the depositary will take the following actions:

•If at the time of the offering the depositary determines that it is lawful and feasible to make such rights available to holders, the depositary will distribute such rights to holders in proportion to the number of ADSs held, or the depositary will employ such other method as it may deem feasible in order to facilitate the exercise, sale or transfer of rights by such holders;

•If at the time of the offering the depositary determines that it is not lawful or not feasible to make such rights available to holders, or if the rights are not exercised and appear about to lapse, the depositary in its discretion may sell such rights at public or private sale, and may allocate the net proceeds of any such sale, upon an averaged or other practicable basis; or

•If by the terms of the offering or for any other reason the depositary cannot make those rights available to the holders, then the depositary may allow those rights to lapse.

Notwithstanding the foregoing, if at least thirty five (35) days prior to the proposed distribution of rights to subscribe for additional shares of Enel Chile common stock to the holders of Enel Chile shares, the Company notifies the depositary, in a written notice signed by the Company’s chief executive officer, chief financial officer or general counsel, that (a) offering of rights is in connection with a capital increase associated with a merger and acquisition transaction, a tender offer, or any other corporate reorganization, (b) the primary goal of such capital increase is something other than raising capital, (c) the Company does not intend to: (i) engage any underwriters for the offering of rights; (ii) market the offering of rights in Chile or the United States; (iii) distribute any transferable rights to holders of ADSs by means of warrants or otherwise (except as provided in this provision); or (iv) create any market in the United States for the rights, and (d) Chilean law requires that holders of shares of Enel Chile common stock are entitled to such rights to subscribe for additional shares of Enel Chile common stock or any rights of any other nature in connection with capital increase (a “notice of non-capital raising transaction”), then (A) the depositary will, after payment of all fees and expenses of the depositary and receipt by the depositary of any supporting documentation reasonably requested from Enel Chile, deliver such rights in the form distributed to holders of shares of Enel Chile common stock in Chile in accordance with Chilean law, only to the holders of ADSs that surrender their ADSs and withdraw the underlying deposited securities (including the rights associated with the shares of Enel Chile common stock constituting deposited securities), in proportion to the number of shares of Enel Chile common stock constituting deposited securities underlying the ADSs surrendered; and (B) to the extent the holders of ADSs do not take action to surrender their ADSs and withdraw the underlying deposited securities, the depositary will not dispose of such rights and will allow the rights to lapse. The depositary and the holders of ADSs agree and acknowledge that: (x) the Company has the right but not the obligation to deliver any notice of non-capital raising transaction; (y) in the event that a notice of non-capital raising transaction is not timely provided or the Company notifies the depositary in writing that this provision will not apply, then this provision will not apply; and (z) the failure to deliver any notice of non-capital raising transaction or any other written notice or instruction under Section 4.5 of the Deposit Agreement  will not constitute a breach by the Company of the Deposit Agreement. Notwithstanding anything contained herein to the contrary, the Company and all holders of ADSs agree and acknowledge that the depositary assumes no responsibility and shall incur no liability (other than due to the depositary’s own negligence or bad faith) in connection with any failure or delay relating to the delivery of rights to holders who choose to cancel their ADSs against receipt of the underlying deposited securities (including the rights associated with the shares of Enel Chile common stock constituting deposited securities) including any failure or delay (other than due to the depositary’s own negligence or bad faith) that results in insufficient time for such holders to exercise or sell any such rights in Chile.

If the distribution of rights requires the rights to be registered under the Securities Act of 1933, as amended (the “Securities Act”), the depositary will not distribute such rights unless and until such registration statement is in effect, or unless the transaction is exempt from registration under the provisions of the Securities Act.

If the depositary has distributed the rights to holders of ADSs, the depositary will exercise such rights on behalf of the holders upon receipt of the following:

•payment of the purchase price for the shares to be purchased upon the exercise of the right;

•a duly completed and signed exercise instruction; and

•payment of the applicable fee and charges.

Except as described above in connection with timely delivery of a notice of non-capital raising transaction, the depositary will sell the rights that are not exercised or not distributed if such sale is lawful. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever the Company intends to distribute a dividend payable at the election of shareholders either in cash or in additional shares, it will give prior notice thereof to the depositary and will indicate whether the Company wishes the elective distribution to be made available to holders of ADSs. In such case, the Company will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to holders of ADSs only if it is reasonably practicable and if the Company has provided all of the documentation contemplated in the Deposit

Agreement. In such case, the depositary will establish procedures to enable holders of ADSs to elect to receive either cash or additional ADSs, in each case as described in the Deposit Agreement.

If the election is not made available to holders of ADSs,  the holder will receive either cash or additional ADSs, depending on what a shareholder in Chile would receive upon failing to make an election, as more fully described in the Deposit Agreement.

Other Distributions

Whenever the Company distributes property other than cash, shares of Enel Chile common stock or rights to purchase additional shares of Enel Chile common stock, the depositary will consult with the Company to the extent practicable and distribute such property to holders of ADSs in proportion to the number of ADSs held, in any manner that the depositary, with the Company’s consent, deems equitable and practicable for accomplishing the distribution.

If the depositary determines that such distribution cannot be made proportionately among the holders of ADSs, or for any other reason the depositary deems such distribution not to be reasonably practicable, the depositary may, with the Company’s approval, adopt such distribution method, including a sale, as it deems equitable and practicable.

If the depositary sells such property, the net proceeds of such sale will be distributed to holders as in the case of a cash distribution, net of fees, expenses, taxes or governmental charges payable by holders under the Deposit Agreement.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Changes Affecting Shares of Common Stock

The shares of Enel Chile common stock held on deposit for ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or classification of such shares of common stock or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, the ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the shares of Enel Chile common stock held on deposit. The depositary may, with the Company’s approval, or will, at the Company’s request, in such circumstances deliver new ADSs to holders or call for the exchange of existing ADSs for new ADSs. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to holders as in the case of a cash distribution.

Redemption

To the extent permitted by applicable law, whenever the Company decides to redeem any of the securities on deposit with the custodian, the Company will notify the depositary in advance.

If it is practicable and if the Company has provided all of the documentation contemplated in the Deposit Agreement, the depositary will provide notice of the redemption to the holders of ADSs.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars upon the terms of the Deposit Agreement and will establish procedures to enable holders of ADSs to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. Holders may have to pay fees, expenses, taxes and other governmental charges upon the redemption of ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Issuance of ADSs Upon Deposit of Shares of Common Stock

The depositary may create ADSs on your behalf if you or your broker deposits shares of Enel Chile common stock with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the shares of Enel Chile common stock to the custodian.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the shares of Enel Chile common stock have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

When you make a deposit of shares of Enel Chile common stock, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•The shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•All preemptive (and similar) rights, if any, with respect to such shares have been validly waived or exercised.

•You are duly authorized to deposit the shares.

•The shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the Deposit Agreement).

•The shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties is incorrect in any way, the Company and the depositary may, at your cost and expense, take any and all actions necessary to attempt to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you are entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•duly deliver the ADRs to the depositary at its principal office;

•ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer; and

•pay all applicable fees, charges, expenses taxes and other government charges payable by ADR holders pursuant to the terms of the Deposit Agreement, in connection with a transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs to be combined or split up to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the Deposit Agreement, in connection with a combination or split up of ADRs.

Withdrawal of Shares Upon Cancellation of ADSs

As a holder, you are entitled to present your ADSs to the depositary for cancellation and then receive the underlying shares of Enel Chile common stock at the custodian’s offices. In order to withdraw the shares of Enel Chile common stock represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the shares of Enel Chile common stock being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the Deposit Agreement.

If you hold an ADS registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and certain other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the shares of Enel Chile common stock represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You have the right to withdraw the securities represented by your ADSs at any time except for:

•Temporary delays that are caused by closing of the transfer books for the shares of Enel Chile common stock or the ADSs or the payment of dividends.

•Obligations to pay fees, taxes and similar charges.

•Restrictions imposed due to laws or regulations applicable to ADSs or the withdrawal of deposited securities.

The Deposit Agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder of ADSs, you generally have the right under the Deposit Agreement to instruct the depositary to exercise the voting rights for the shares of Enel Chile common stock represented by your ADSs. The voting rights of holders of shares of Enel Chile common stock are described in “Description of Share Capital –  Shareholders’ Meetings and Voting Rights.”

The depositary will mail to you any notice of a shareholders’ meeting received from the Company together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs.

If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor insofar as practicable to vote the securities represented by the holder’s ADSs in accordance with such voting instructions.

Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. There is no assurance that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

If the depositary does not receive your voting instructions in a timely manner you will nevertheless be treated as having instructed the depositary to give a discretionary proxy with full power of substitution to the Company’s Chairman of the Board or to a person designated by the Chairman of the Board to vote the shares represented by your ADSs in his/her discretion. The depositary will deliver such discretionary proxy to vote on any matter other than:

•any matter where substantial opposition exists by holders of ADSs, it being understood that an election of directors at an annual or extraordinary meeting of shareholders is not a contested matter involving substantial opposition;

•matters that materially and adversely affect the rights of holders of ADSs; or

•any matter as to which the Chairman of the Board directs the depositary that he or she does not wish such proxy to be given.

Fees and Charges

The holders of ADSs are required to pay the following fees of the depositary:

	Service Fees	Fees

(1)

Issuance of ADS upon deposit of shares (i.e., an issuance upon a deposit of shares or upon a change in the ADS(s)-to-share(s) ratio), excluding issuances as a result of distributions described in paragraph (4) below.

Up to US$5.00 per 100 ADSs (or fraction thereof) issued.

(2)	Delivery of deposited securities against surrender of ADS	Up to US$5.00 per 100 ADSs (or fraction thereof) surrendered.

(3)	Distribution of cash dividends or other cash distributions (i.e., sale of rights and other entitlements)	Up to US$5.00 per 100 ADSs (or fraction thereof) held.

(4)	Distribution of ADS pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADS	Up to US$5.00 per 100 ADSs (or fraction thereof) held.

(5)	Distribution of securities other than ADS or rights to purchase additional ADS (i.e., spin-off of shares)	Up to US$5.00 per 100 ADSs (or fraction thereof) held.

(6)	Depositary services	Up to US$5.00 per 100 ADSs (or fraction thereof) held on the applicable record date(s) established by the depositary.

As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary and certain taxes and governmental charges such as:

•Fees for the transfer, exchange or registration of shares of common stock, such as upon deposit and withdrawal of shares of common stock;

•Expenses incurred for converting foreign currency into U.S. dollars;

•Expenses for cable, telex and fax transmissions and for delivery of securities;

•Taxes and other governmental charges upon the transfer of securities, such as when shares of common stock are deposited or withdrawn from deposit; and

•Fees and expenses incurred in connection with the delivery or servicing of shares of common stock on deposit.

The Company has agreed to pay certain other charges and expenses of the depositary. Note that the fees and charges you may be required to pay may vary over time and may be changed by the Company and by the depositary. You will receive prior notice of such changes.

Amendments and Termination

The Company may agree with the depositary to modify the Deposit Agreement at any time without your consent. The Company undertakes to give holders 30 days’ prior notice of any modifications that increase any fees or charges or that would materially prejudice any of their existing substantial rights under the Deposit Agreement, except in very limited circumstances enumerated in the Deposit Agreement.

You will be bound by the modifications to the Deposit Agreement if you continue to hold your ADSs after the modifications to the Deposit Agreement become effective. The Deposit Agreement cannot be amended to prevent you from withdrawing the shares of Enel Chile common stock represented by your ADSs, except as permitted by law.

The Company has the right to direct the depositary to terminate the Deposit Agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the Deposit Agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the Deposit Agreement will be unaffected.

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. Holders of ADSs may inspect such records at such office at all reasonable times but solely for the purpose of communicating with other holders of ADSs in the interest of matters relating to the ADSs, the Deposit Agreement or the Company’s business.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The Deposit Agreement limits the Company’s obligations and the depositary’s obligations to you. Please note the following:

•The Company and the depositary are obligated only to take the actions specifically stated in the Deposit Agreement without negligence or bad faith.

•The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the Deposit Agreement.

•The Company and the depositary will not be obligated to perform any act that is inconsistent with the terms of the Deposit Agreement.

•The Company and the depositary disclaim any liability if the Company or the depositary are prevented or forbidden from, or delayed in, doing or performing any act or thing required by the terms of the Deposit Agreement, by reason of any provision, present or future of any law or regulation, or by reason of any present or future provision of foreign exchange contract or their bylaws, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond the Company’s control.

•The Company and the depositary disclaim any liability by reason of the performance or non-performance or delay in the performance of any act or thing that may be done in their discretion.

•The Company and the depositary disclaim any liability by reason of any exercise or failure to exercise discretion contemplated in the Deposit Agreement.

•The Company and the depositary further disclaim liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any governmental authority, any person presenting shares for deposit, any record or beneficial holder of ADSs or authorized representative thereof, or any other person believed by either of the depositary or the Company in good faith to be competent to give such advice or information.

•The Company and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of shares but is not, under the terms of the Deposit Agreement, made available to holders of ADSs.

•The Company and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•The Company and the depositary also disclaim liability for any consequential or punitive damages resulting from any breach of the terms of the Deposit Agreement.

Pre-Release Transactions

The depositary may, in certain circumstances, issue ADSs before receiving a deposit of shares or release shares of Enel Chile common stock before receiving ADSs. These transactions are commonly referred to as “pre-release transactions.” The Deposit Agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions, including the need to receive collateral, the type of collateral required and the representations required from brokers. The depositary may retain the compensation received from the pre-release transactions.

Taxes

Holders of the ADSs will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. The Company, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders of ADSs and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. Holders of ADSs will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs, to deliver transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduce tax withholding for any distribution on behalf of holders of ADSs. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify the Company, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion can be done on a practicable basis and will distribute the U.S. dollars in accordance with the terms of the Deposit Agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency cannot be done on a practicable basis, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•Convert the foreign currency to the extent permissible and distribute the U.S. dollars to the holders for whom the conversion and distribution is practicable;

•Distribute the foreign currency to holders for whom the distribution is lawful and practicable; or

•Hold the foreign currency, without liability for interest, for the applicable holders.

III.     Description of the Notes

A.4.875% Notes due 2028

The notes described hereunder were issued under an indenture dated as of June 12, 2018 (the “Base Indenture”), as amended and supplemented by the first supplemental indenture dated as of June 12, 2018 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between Enel Chile and The Bank of New York Mellon, as trustee (the “Trustee”), initial security registrar and initial paying agent. The following summary of the material provisions of the Indenture and the notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture and the form of certificate evidencing the notes, including the definitions of certain terms therein. The definitions of certain terms used in the following summary are set forth below under “—Certain Definitions.” A copy of the Base Indenture has been filed or incorporated by reference as an exhibit to Enel Chile’s Registration Statement on Form F-3 (Registration Statement No. 333-223044) (the “Registration Statement”). Capitalized terms used in the following summary and not otherwise defined herein shall have the meanings specified in the Indenture. As used in the following description of the notes, the terms “Enel Chile” “we,” “our” and “us” mean Enel Chile S.A., excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

General

The Indenture does not limit the aggregate principal amount of notes that may be issued thereunder and provides that notes may be issued thereunder from time to time in one or more series. The notes will be Enel Chile’s unsecured and unsubordinated obligations and will rank pari passu in right of payment with all of Enel Chile’s other existing and future unsecured obligations that is not, by its terms, expressly subordinated in right of payment to the notes, except for statutory priorities and obligations granted preference by operation of Chilean law. The notes will effectively rank junior to all of Enel Chile’s secured indebtedness to the extent of the value of the assets securing such indebtedness and structurally subordinated to all of the existing and future liabilities of Enel Chile’s subsidiaries.

The aggregate principal amount of the notes will be US$1,000,000,000. Pursuant to the terms of the Indenture, Enel Chile may, from time to time without the consent of holders of a series of notes, issue further notes having terms identical to those of such series of notes so that any further issue is consolidated and forms a single series with such series of notes; provided that if any further notes are not fungible with such series of notes for United States federal income tax purposes, such further notes shall have separate CUSIP and ISIN numbers.

The notes will mature on June 12, 2028. The notes will bear interest from June 12, 2018, at the rate of 4.875% per annum, payable semiannually in arrears on June 12 and December 12 of each year, commencing December 12, 2018, to the persons in whose names the notes are registered, subject to certain exceptions as provided in the Indenture, at the close of business on the preceding May 28 or November 27, as the case may be. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The notes will not be entitled to the benefit of any sinking fund and will not be subject to repurchase by Enel Chile at the option of the holders. The notes will be subject to redemption at the option of Enel Chile as described below under “—Optional Redemption.”

The notes will be issued only in fully registered form without coupons, in denominations of US$1,000 and any integral multiple of US$1,000 in excess thereof. The notes will be denominated and payable in U.S. dollars.

The notes sold will initially be represented by global notes (as defined below) in book-entry form. Holders of interests in global notes will not be entitled to receive notes in definitive certificated form registered in their names except in the limited circumstances described below. See “—Book-Entry System; Delivery and Form.”

The principal of and premium, if any, and interest on the notes will be payable at the office or agency maintained by Enel Chile for that purpose in the Borough of Manhattan, The City of New York (the “Place of Payment”); provided that payments of interest may be made at the option of Enel Chile by check mailed to the address of the persons entitled thereto or by transfer to an account maintained by the payee with a bank located in the United States; and provided, further, that payments on global notes will be made to The Depository Trust Company, as Depositary (the “Depositary”), or its nominee. The office or agency initially maintained by Enel Chile for the foregoing purposes shall be the office of the Trustee in New York City designated for such purpose. No service charge shall be made for any registration of transfer or exchange of notes, but Enel Chile may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

If any interest payment date, redemption date or maturity date of any of the notes is not a business day at any Place of Payment, then payment of principal, premium, if any, and interest need not be made at such Place of Payment on such date but may be made on the next succeeding business day at such Place of Payment with the same force and effect as if made on the relevant payment date, and no interest will accrue on the amount so payable for the period from and after such interest payment date, redemption date or maturity date, as the case may be.

Enel Chile will not be required to issue, register the transfer of or exchange notes during the period beginning at the opening of business 15 days before the date of the mailing of a notice of redemption of such series of notes selected for redemption and ending at the close of business on the date of such mailing.

Initially, the Trustee will act as security registrar and paying agent for the notes. The notes may be presented for registration of transfer and exchange at the offices of the security registrar for the notes.

Ranking of Notes

The notes will be direct unsecured and unconditional general obligations exclusively of Enel Chile and will not be obligations of any subsidiaries of Enel Chile. Enel Chile conducts substantially all of its operations through subsidiaries. Therefore, Enel Chile’s rights and the rights of its creditors, including holders of the notes, to participate in the assets of any subsidiary upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of such subsidiary’s creditors, including creditors of Enel Chile that enjoy the benefit of guaranties issued by such subsidiaries, except to the extent that Enel Chile may be a creditor with recognized claims against the subsidiary, in which case Enel Chile’s claims would still be effectively subordinated to any third party security interests in, or mortgages or other liens on, the assets of that subsidiary and would be subordinated to any liabilities of the subsidiary senior to those held by Enel Chile.

Although Enel Chile’s credit facilities impose limitations on the incurrence of additional indebtedness by Enel Chile and its subsidiaries, Enel Chile and its subsidiaries retain the ability to incur substantial additional indebtedness and other liabilities.

The notes will also be junior in right of payment to Enel Chile’s secured creditors to the extent of their collateral.

Highly Leveraged Transactions; Change of Control

The Indenture does not include any covenants or other provisions which afford holders protection in the event of a highly leveraged transaction or a change of control, other than certain limited requirements in connection with a merger, consolidation or transfer of properties and assets substantially as an entirety.

Payment of Additional Amounts

All payments and deliveries of or in respect of principal, interest and premium, if any, on each note shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, penalties, fines, duties, assessments or other governmental charges of whatever nature (or interest on any of the foregoing) (collectively, “Taxes”) imposed, levied, collected, withheld or assessed by, within or on behalf of the Republic of Chile or any political subdivision or governmental authority thereof or therein having power to tax (a “Relevant Jurisdiction”), unless such withholding or deduction is required by law or by regulation or the interpretation or administration thereof. If Enel Chile is required to make any withholding or deduction described in the preceding sentence with respect to any payment or delivery made in respect of the notes, Enel Chile will pay such additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amounts received by the holder of such note (including Additional Amounts) after such withholding or deduction shall equal the respective amounts of principal, interest and premium, if any, that would have been receivable in respect of such note in the absence of such withholding or deduction. Notwithstanding the foregoing no such Additional Amounts shall be payable in respect of any note:

(i)in the case of payments for which presentation of a note is required, if such note is presented for payment more than 30 days after the later of (x) the date on which such payment first became due and (y) if the full amount payable has not been received in the Place of Payment by the Trustee on or prior to such due date, the date on which, the full amount having been so received and notice to that effect shall have been given to the holder by the Trustee or the paying agent, on behalf of the Trustee, except to the extent that the holder would have been entitled to such Additional Amounts on presenting such note for payment on the last day of the applicable 30-day period;

(ii)for any estate, inheritance, gift, sales, use, value added, transfer, excise, capital gains, personal property or similar Taxes;

(iii)if held by or on behalf of a holder or beneficial owner who is liable for Taxes in respect of such note by reason of having some present or former, direct or indirect, connection with a Relevant Jurisdiction (including, without limitation, being a citizen of, being incorporated or engaged in a trade or business in, or having a residence or principal place of business, permanent establishment or other presence in a Relevant Jurisdiction), other than the mere holding of such note or the receipt of principal, interest or premium, if any, in respect thereof;

(iv)for any Taxes that would not have been imposed (or would have been reduced) but for the failure of a holder or a beneficial owner of such note to comply with any applicable certification, documentation, information or other reporting requirement concerning the nationality, residence, identity or connection with the applicable Relevant Jurisdiction, or to make any other similar claim for exemption to the applicable Relevant Jurisdiction, if, after having been requested in writing by Enel Chile to comply with such applicable certification, documentation, information or other reporting requirement, or to make such a claim, such holder or beneficial owner fails to do so within 30 days;

(v)for any Taxes which are payable otherwise than by deduction or withholding from payments of principal, interest and premium, if any, on such note;

(vi)for any Taxes that would not have been so imposed if the holder had presented a note for payment (where presentation is required) to another paying agent, if any;

(vii)with respect to any payment to a holder of a note that is a fiduciary or partnership (including an entity treated as a partnership for tax purposes) or any Person other than the sole beneficial owner of such payment or note, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or the beneficial owner of such payment or note would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of such note;

(viii)for any Taxes imposed on or in respect of (x) Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended, and any current or future regulations or official interpretations thereof (“FATCA”), (y) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction which (in either case) facilitates the implementation of FATCA or (z) any agreement entered into pursuant to the implementation of the preceding clauses (x) or (y) with the U.S.

Internal Revenue Service, the United States government or any governmental or taxation authority under any other jurisdiction; or

(ix)for any combination of the foregoing clauses (i) through (viii) above.

All references in this “Description of the Notes” section or the Indenture to principal, interest or premium shall be deemed to include references to any Additional Amounts which may be payable on the notes as described under this “Description of the Notes” section with respect to such principal, interest or premium.

Enel Chile will also (i) make any required withholding or deduction for Taxes imposed with respect to payments on the notes and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. Upon request, Enel Chile shall provide the Trustee with documentation evidencing the payment of Taxes in respect of which Enel Chile has paid Additional Amounts. Copies of such documentation shall be made available by the Trustee to the holders or the other paying agents, as applicable, upon written request therefor.

Refunds, if any, of Taxes with respect to which Enel Chile pays Additional Amounts shall be for the account of Enel Chile. If Additional Amounts actually paid with respect to a note pursuant to the preceding paragraphs are based on rates of deduction or withholding of Taxes imposed by a Taxing Authority in excess of the appropriate rate applicable to the holder or the beneficial owner of such note, and, as a result thereof, such holder or beneficial owner is entitled under the law of such Taxing Authority to make a claim for a refund or credit of such Taxes, then such holder or beneficial owner shall, by accepting a note or an interest therein, be deemed to have assigned and transferred all right, title and interest to any such claim for a refund or credit of such Taxes to Enel Chile. However, by making such assignment, the holder or beneficial owner makes no representation or warranty that Enel Chile will be entitled to receive such claim for refund or credit and incurs no other obligation (including, for the avoidance of doubt, any filing or other action) with respect thereto.

Enel Chile shall promptly pay when due any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery, or registration of each note or any other document or instrument relating to the issuance thereof, excluding any such taxes, charges or similar levies imposed by any jurisdiction outside of the Republic of Chile and except as provided in the Indenture with respect to certain transfers and exchanges of notes. Enel Chile shall indemnify and make whole the holders of notes for any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies payable by Enel Chile as provided in this paragraph paid by such holders.

Optional Redemption

The notes will be redeemable, at Enel Chile’s option, from time to time, through any one or more of the methods set forth below. Notes called for redemption will become due on the date fixed for redemption. On or before any redemption date, Enel Chile will deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued and unpaid interest, if any, on the notes to be redeemed.

Enel Chile’s election to redeem any notes may be conditioned and provide that it is subject to the occurrence of any events or the satisfaction of any conditions described in the notice of redemption on or before the date fixed for the redemption. A notice of conditional redemption will be of no effect unless all conditions to the redemption have occurred or been satisfied on or before the redemption date or have been waived by Enel Chile.

Notwithstanding the foregoing, payments of interest on the notes that are due and payable on or prior to a date fixed for redemption of notes will be payable to the holders of those notes registered as such at the close of business on the relevant record dates according to the terms and provisions of the Indenture.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. Unless Enel Chile defaults in payment of the redemption price, on and after any redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption.

Upon presentation of any note redeemed in part only, Enel Chile will execute, and the Trustee will authenticate and deliver on the order of the holder thereof, a new note of authorized denominations, in principal amount equal to the unredeemed portion of the note so presented.

Redemption at Par

The notes will be redeemable, in each case in whole or in part, at any time and from time to time, beginning on the date that is three months prior to the scheduled maturity of the notes (the “Par Call Date”), at Enel Chile’s option at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, on the principal amount of the notes being redeemed to the redemption date.

Make-Whole Redemption

The notes will be redeemable, in each case in whole or in part, at any time and from time to time, at Enel Chile’s option at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed, and (ii) the sum of the present values of the Remaining Scheduled Payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the applicable redemption date) discounted to that redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points; plus, in the case of both clause (i) and clause (ii) above, accrued and unpaid interest, if any, on the principal amount of the notes being redeemed to the redemption date.

In connection with such optional redemption, the following defined terms apply:

“Comparable Treasury Issue” means the United States Treasury security or securities selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the Par Call Date that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the Par Call Date.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker for the notes obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by Enel Chile to act as the “Independent Investment Banker.”

“Reference Treasury Dealer” means Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC or Scotia Capital (USA) Inc. or any of their respective affiliates and successors that are primary U.S. Government securities dealers in New York City (“Primary Treasury Dealers”) and two other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by the Company; provided that if any of the foregoing shall cease to be a Primary Treasury Dealer, Enel Chile shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at or about 3:30 p.m., New York City time, on the third business day preceding that redemption date.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption and as if redeemed on the Par Call Date; provided that, if that redemption date is not an interest payment date with respect to such notes, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to that redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date, computed as of the third business day immediately preceding that redemption date.

Optional Redemption for Changes in Chilean Tax Law

If as a result of any change in or amendment to the laws or treaties (or any rules or regulations thereunder) of a Relevant Jurisdiction, or any amendment to or change in an official interpretation, administration or application of such laws, treaties, rules, or regulations (including a holding by a court of competent jurisdiction), which change or amendment becomes effective or, in the case of a change in official position, is announced on or after the issue date of the notes of a series (or if a successor assumes the obligations under the notes, such later date), Enel Chile have or will become obligated to pay any Additional Amounts in excess of the Additional Amounts Enel Chile would be obligated to pay if payments were subject to withholding or deduction at a rate of 4% (the “Minimum Withholding Level”), Enel Chile may, at its option, redeem all, but not less than all, of the notes of such series, at a redemption price equal to 100% of the principal amount, together with any accrued and unpaid interest to the date fixed for redemption, upon irrevocable notification not less than 30 days nor more than 90 days prior to the date fixed for redemption. For the avoidance of doubt, Enel Chile shall not have the right to redeem the notes of a series solely because Enel Chile becomes obligated to pay Additional Amounts that are less than or equal to the amounts payable at the Minimum Withholding Level. No notice of such redemption may be given earlier than 90 days prior to the earliest date on which Enel Chile would, but for such redemption, be obligated to pay Additional Amounts above the Minimum Withholding Level, if payment in respect of the notes of such series were actually due on such date. Notwithstanding the foregoing, Enel Chile shall not have the right to so redeem the notes of a series unless Enel Chile determines, in its reasonable business judgment, that it cannot avoid the obligation to pay such Additional Amounts above the Minimum Withholding Level by the use of reasonable measures available to it; provided that for the avoidance of doubt changing Enel Chile’s jurisdiction is not a reasonable measure for the purposes of this paragraph.

Prior to any notice of redemption of the notes of a series, Enel Chile will deliver to the Trustee: (1) an officers’ certificate stating that Enel Chile is entitled to effect a redemption of the notes of such series pursuant to their terms and setting forth a statement of facts showing that the condition or conditions precedent to Enel Chile’s right to so redeem have occurred or been satisfied and (2) an opinion of counsel, who is reasonably satisfactory to the Trustee, to the effect that Enel Chile has or will become obligated to pay Additional Amounts above the Minimum Withholding Level, as a result of the change or amendment as described above, and that all governmental approvals necessary for it to effect the redemption have been obtained and are in full force and effect or specifying any such necessary approvals that as of the date of the opinion have not been obtained.

Reacquisition

There is no restriction on Enel Chile’s ability or the ability of any of its subsidiaries, or their respective affiliates, to purchase or repurchase outstanding notes.

Certain Covenants

The Indenture contains, among others, the following covenants:

Limitation on Liens

Enel Chile will not, nor will it permit any Subsidiary to, issue, assume or guarantee any Indebtedness, if such Indebtedness is secured by a Lien upon any Specified Property or any Capital Stock or Indebtedness of any Person, now owned or hereafter acquired, unless, concurrently with the issuance, assumption or guarantee of such Indebtedness, the notes shall be secured equally and ratably with (or prior to) such Indebtedness; provided, however, that the foregoing restriction shall not apply to:

(1)any Lien on any property acquired, constructed or improved by Enel Chile or any Subsidiary which is created, incurred or assumed contemporaneously with, or within one year after, such acquisition (or in the case of any such property constructed or improved, after the completion or commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of any part of the purchase price of such property or the costs of such construction or improvement (including costs such as escalation, interest during construction and finance costs); provided that in the case of any such construction or improvement the Lien shall not apply to any such property theretofore owned by Enel Chile or any Subsidiary, other than any theretofore unimproved real property on which the property so constructed, or the improvement, is located;

(2)any Lien on any property existing at the time of acquisition thereof and which is not created as a result of or in connection with or in anticipation of such acquisition (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such property and is otherwise permitted by clause (1) above);

(3)any Lien on any property of a Person which is merged with or into Enel Chile or a Subsidiary or any Lien existing on property of a Person which existed at the time such Person becomes a Subsidiary and, in either such case, which is not created as a result of or in connection with or in anticipation of any such transaction (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such Person and is otherwise permitted by clause (1) above);

(4)any Lien which secures only Indebtedness owing by a Subsidiary to Enel Chile, to one or more Subsidiaries or to Enel Chile and one or more Subsidiaries;

(5)any extension, renewal or replacement (or successive extensions, renewals, or replacements), in whole or in part, of any Lien referred to in foregoing clauses (1) through (4) inclusive; provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property);

(6)any Lien to secure the performance of tenders, bids, leases, progress payments, performance or return-of-money bonds and other similar obligations; and

(7)any Lien existing on the date of the Indenture or granted pursuant to an agreement existing on the date of the Indenture.

Enel Chile or any Subsidiary, however, may issue, assume or guarantee Indebtedness secured by a Lien which would otherwise be prohibited under the provisions of the Indenture described in this section or enter into Sale and Leaseback Transactions that would otherwise be prohibited by the provisions of the Indenture described below under “—Limitations on Sale and

Leaseback Transactions”; provided that the aggregate amount of such Indebtedness of Enel Chile and its Subsidiaries together with the aggregate Attributable Value of all such Sale and Leaseback Transactions of Enel Chile and its Subsidiaries shall not exceed 15% of Consolidated Net Tangible Assets at the time any such Indebtedness is issued, assumed or guaranteed by Enel Chile or any Subsidiary or at the time any such Sale and Leaseback Transaction is entered into.

Limitations on Sale and Leaseback Transactions

Neither Enel Chile nor any Subsidiary may enter into any Sale and Leaseback Transaction with respect to any Specified Property, unless either (x) Enel Chile or such Subsidiary would be entitled pursuant to the provisions of the Indenture described above under “— Limitations on Liens” to issue, assume or guarantee Indebtedness secured by a Lien on such Specified Property without equally and ratably securing the notes or (y) Enel Chile or such Subsidiary shall apply or cause to be applied, in the case of a sale or transfer for cash, an amount equal to the net proceeds thereof and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value of the Specified Property so leased, to the retirement, within one year after the effective date of such Sale and Leaseback Transaction, of Indebtedness of Enel Chile ranking at least on a parity with the notes and owing to a Person other than Enel Chile or any Affiliate of Enel Chile or to the acquisition, purchase, construction, development, extension or improvement of real property or personal property used by Enel Chile or any Subsidiary in the ordinary course of business. The restrictions set forth in the preceding sentence will not apply to transactions providing for a lease for a term, including any renewal thereof, of not more than three years or to arrangements between Enel Chile and a Subsidiary or between Subsidiaries.

Certain Definitions

The following terms have the following definitions in the Indenture:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Attributable Value” means, as to any particular lease under which Enel Chile or any Subsidiary is at any time liable as lessee and any date as of which the amount thereof is to be determined, the total net obligations of the lessee for rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) discounted from the respective due dates thereof to such date at a rate per annum equivalent to the interest rate inherent in such lease (as determined in good faith by Enel Chile in accordance with generally accepted financial practice).

“Capital Stock” of any Person means any and all shares, interests, rights to purchase warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into any of the foregoing.

“Consolidated Net Tangible Assets” means the total of all assets (including revaluations thereof as a result of commercial appraisals, price-level restatement or otherwise) appearing on a consolidated balance sheet of Enel Chile and its Subsidiaries, net of all applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount and all other like intangible assets (which term shall not be construed to include such revaluations), less the aggregate of the current liabilities of Enel Chile and its Subsidiaries appearing on such balance sheet.

“Indebtedness” means, with respect to any Person (without duplication), (a) any liability of such Person (1) for borrowed money or under any reimbursement obligation relating to a letter of credit, financial bond or similar instrument or agreement, (2) evidenced by a bond, note, debenture or similar instrument or agreement (including a purchase money obligation) given in connection with the acquisition of any business, properties or assets of any kind (other than a trade payable or a current liability arising in the ordinary course of business or a performance bond or similar obligation), (3) for the payment of money relating to any obligations under any capital lease of real or personal property or (4) for purposes of the “—Limitations on Liens” and “—Limitations on Sale and Leaseback Transactions” sections, under any agreement or instrument in respect of an interest rate or currency swap, exchange or hedging transaction or other financial derivatives transaction; (b) any liability of others described in the preceding clause (a) that the Person has guaranteed or that is otherwise its legal liability; and (c) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) and (b) above. For the purpose of determining any particular amount of Indebtedness under this definition, guarantees of (or obligations with respect to letters of credit or financial bonds supporting) Indebtedness otherwise included in the determination of such amount shall also not be included.

“Lien” means any mortgage, pledge, lien, security interest, charge or other encumbrance (including any conditional sale or other title retention agreement or lease in the nature thereof other than a title retention agreement in connection with the purchase of goods in the ordinary course of business).

“Person” or “person” means any individual, corporation, limited liability company, partnership, joint venture, association, company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Sale and Leaseback Transaction” means any transaction or series of related transactions pursuant to which Enel Chile or any Subsidiary sells or transfers any property to any Person with the intention of taking back a lease of such property pursuant to which the rental payments are calculated to amortize the purchase price of such property substantially over the useful life thereof and such property is in fact so leased.

“Significant Subsidiary” means a Subsidiary which, at the date of determination, based on Enel Chile’s consolidated financial statements for its most recently completed fiscal year, would be a “significant subsidiary” within the meaning of Rule 1-02 under Regulation S-X promulgated by the U.S. Securities and Exchange Commission as in effect on the date of the Indenture, assuming Enel Chile is the registrant referred to in such definition, and applying for purposes of such determination the accounting principles from time to time applicable to the Company under the rules and regulations of the Comisión para el Mercado Financiero (Chilean Financial Market Commission) or any successor or other governmental authority of the Republic of Chile having authority to mandate the accounting principles that Enel Chile may or shall use in preparation of its financial reports.

“Specified Property” means any generation, transformation, transmission or distribution facility of Enel Chile or any Subsidiary, whether at the date of the Indenture owned or thereafter acquired, including any land, buildings, structures or machinery and other fixtures that constitute any such facility, or portion thereof.

“Subsidiary” means any corporation or other business entity of which Enel Chile possesses (either directly or through one or more other Subsidiaries) , whether through ownership or control of share capital or other ownership interests, or through contractual or other rights, the power to elect or appoint, under ordinary circumstances, a majority of the directors, managers or trustees of such corporation or other business entity (whether or not capital stock or other ownership interests or any other class or classes shall or might have voting power upon the occurrence of any contingency).

Events of Default

An “Event of Default,” with respect to the notes is defined in the Indenture as:

(i)a default by Enel Chile in the payment of any principal of the notes when due and payable, whether at maturity, upon redemption or otherwise; or

(ii)a default by Enel Chile in the payment of any interest or any Additional Amounts when due and payable on any notes and the continuance of such default for a period of 30 days; or

(iii)a default in the performance or observance of any other term, covenant, warranty or obligation of Enel Chile or any of its Subsidiaries in the notes or the Indenture, not otherwise expressly defined as an Event of Default in (i) or (ii) above, and the continuance of such default for more than 60 days after there has been given, by registered or certified mail or internationally recognized overnight courier to Enel Chile by the Trustee or the holders of at least 25% in aggregate principal amount of notes then outstanding, a written notice specifying such default or breach and requiring it to be remedied; or

(iv)a default by Enel Chile or any Significant Subsidiary in the payment of principal of, or interest on, any individual note, bond, coupon or other instrument or agreement evidencing or pursuant to which there is outstanding Indebtedness of Enel Chile or any of its Significant Subsidiaries, whether such Indebtedness now exists or shall hereafter be created, having a principal amount exceeding US$150 million (or its equivalent in any other currency), other than the notes, by Enel Chile or any of its Significant Subsidiaries when the Indebtedness shall become due and payable (whether at maturity, upon redemption or acceleration or otherwise), if such default shall continue for more than the period of grace, if any, originally applicable thereto and the time for payment of such amount has not been expressly extended; or

(v)certain events of bankruptcy or insolvency with respect to Enel Chile or a Significant Subsidiary.

The Indenture provides that (i) if an Event of Default (other than an Event of Default described in clause (v) above) shall have occurred and be continuing with respect to the notes, either the Trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding, by notice in writing to Enel (and to the Trustee if given by holders), may declare the principal amount of all such outstanding notes and all the interest accrued thereon to be due and payable immediately and upon any such declaration the same shall become and shall be immediately due and payable, anything in the Indenture or in the notes contained to the contrary notwithstanding, and (ii) if an Event of Default described in clause (v) above shall have occurred and be continuing, the principal of all such outstanding notes and all the interest accrued thereon shall, without any notice to Enel Chile or any declaration or other act on the part of the Trustee or any holder of the notes, become and be immediately due and payable, anything in the Indenture or in the notes contained to the contrary notwithstanding. Upon certain conditions such declarations may be annulled and past defaults (except for defaults in the payment of principal of or any interest on the notes and compliance with certain covenants) may be waived by the holders of a majority in aggregate principal amount of the notes then outstanding.

The Trustee must give to the holders of the notes notice of all uncured defaults known to it (pursuant to the terms of the Indenture) with respect to the notes within 60 days after a responsible officer of the Trustee receives a written notice of such a default; provided that, except in the case of default in the payment of principal, interest or Additional Amounts, Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the notes.

No holder of any notes may institute any action under the Indenture unless (a) such holder shall have given the Trustee written notice of a continuing Event of Default with respect to the notes, (b) the holders of not less than 25% in aggregate principal amount of the notes then outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default, (c) such holder or holders shall have offered the Trustee such reasonable indemnity as the Trustee may require, (d) the Trustee shall have failed to institute an action for 60 days thereafter and (e) no inconsistent direction shall have been given to the Trustee during such 60-day period by the holders of a majority in aggregate principal amount of the notes. Such limitations, however, do not apply to any suit instituted by a holder of a note for enforcement of payment of the principal of and any interest on the note on or after the respective due dates expressed in the note.

The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of the notes, unless such holders shall have offered to the Trustee reasonable indemnity.

Enel Chile is required to furnish to the Trustee annually a statement as to the performance by it of certain of its obligations under the Indenture and as to any default in such performance.

Except for such additional information, documents and reports with respect to the Enel Chile’s compliance with the conditions and covenants under the Indenture as required by the Indenture, delivery of any reports, information or documents to the Trustee pursuant to the Indenture is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein. Transmission of any reports, information or documents to the holders of the notes is for informational purposes only and shall not constitute a representation or warranty as to the accuracy or completeness of the reports, information or documents.

Modification of the Indenture

From time to time Enel Chile and the Trustee may, without the consent of the holders of notes of each series affected, amend, waive or supplement the Indenture for certain specific purposes, including, among other things:

(i)curing ambiguities or defects or correcting or supplementing inconsistencies;

(ii)making any other provisions with respect to matters or questions arising under the Indenture or the notes or making any other change therein as shall not adversely affect the interest of any holder of the notes in any material respect; or

(iii)conforming the Indenture and/or the notes to the “Description of the Notes” section of the prospectus supplement related to the notes.

In addition, with certain exceptions, the Indenture may be modified by Enel Chile and the Trustee with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding, but no such modification may be made without the consent of the holder of each outstanding note adversely affected by the modification which would:

(i)change the maturity of any payment of principal or any premium of, or any installment of interest on, any note of such series, or reduce the principal amount thereof or the rate of interest (or Additional Amounts, if any, or premium, if any) payable thereon, or change the method of computing the amount of principal thereof or interest (or Additional Amounts, if any, or premium, if any) payable thereon on any date, or change any place of payment where, or the coin or currency in which, any principal on such note or interest or premium, if any, thereon is payable, or impair the right of holders to institute suit for the enforcement of any such payment on or after the date when due;

(ii)reduce the percentage in aggregate principal amount of the outstanding notes, where the consent of holders is required for any such modification or where the consent of holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences provided for in the Indenture; or

(iii)modify any of the provisions of certain sections of the Indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding note of such series adversely affected by the modification.

The Indenture provides that the notes owned by Enel Chile or any Affiliate of Enel Chile shall be deemed not to be outstanding for, among other purposes, consenting to any such modification.

Defeasance and Covenant Defeasance

Enel Chile may, at its option, at any time upon the satisfaction of certain conditions described below, elect to be discharged from its obligations with respect to the notes (a “defeasance”). In general, upon a defeasance, Enel Chile shall be deemed to have paid and discharged the entire indebtedness represented by the notes and to have satisfied all of its obligations under the notes and the Indenture except for:

(i)the rights of holders of the notes to receive, solely from the trust fund established for such purposes as described below, payments in respect of the principal of and interest (including Additional Amounts, if any), on the notes when such payments are due;

(ii)certain provisions relating to ownership, registration and transfer of the notes;

(iii)certain provisions relating to the rights, powers, trusts, duties and immunities of the Trustee; and

(iv)the provisions relating to this section, as well as provisions relating to Enel Chile’s obligations to the Trustee regarding payment, reimbursement and indemnification.

In addition, Enel Chile may, at its option, at any time, upon the satisfaction of certain conditions described below, elect to be released with respect to the notes from the covenants described above under the caption “—Certain Covenants” (a “covenant defeasance”). Following such covenant defeasance, the occurrence of a breach or violation of any such covenant with respect to the notes will not constitute an Event of Default under the Indenture, and certain other events (not including, among other things, non-payment or bankruptcy and insolvency events) described under “—Events of Default” also will not constitute Events of Default.

In order to cause a defeasance or covenant defeasance with respect to the notes, Enel Chile will be required to satisfy, among other conditions, the following:

(i)Enel Chile shall have irrevocably deposited with the Trustee in trust cash and/or U.S. Government Obligations, or a combination thereof, sufficient, in the opinion of an internationally recognized firm of independent public accountants, to pay and discharge the principal of (and premium, if any), and each installment of interest (including Additional Amounts, if any) on, the notes on the stated maturity of such principal of (and premium, if any) or installment of interest (including Additional Amounts, if any) in accordance with the terms of the Indenture and the notes;

(ii)in the case of an election to fully defease the notes, Enel Chile shall have delivered to the Trustee an opinion of counsel stating that:

(x)Enel Chile has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or

(y)since the date of the Indenture there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon, such opinion shall confirm that, the beneficial owners of the notes will not recognize gain or loss for United States federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

(iii)in the case of a covenant defeasance, Enel Chile shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the notes will not recognize gain or loss for United States federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such deposit and covenant defeasance had not occurred;

(iv)no Event of Default, or event which with notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing with respect to the notes, including, with respect to certain events of bankruptcy or insolvency, at any time during the period ending on the 121st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period); and

(v)Enel Chile shall have delivered to the Trustee an opinion of counsel to the effect that payment of amounts deposited in trust with the Trustee, as described above, will not be subject to future taxes, duties, fines, penalties, assessments or other governmental charges imposed, levied, collected, withheld or assessed by, within or on behalf of the Republic of Chile or any political subdivision or governmental authority having power to tax, except to the extent that Additional Amounts in respect thereof shall have been deposited in trust with the Trustee as described above.

Consolidation, Merger, Conveyance or Transfer

Enel Chile may not consolidate with or merge into or convey or transfer its properties and assets substantially as an entirety to any Person, unless:

(i) the successor shall be a corporation organized and existing under the laws of the Republic of Chile, and shall expressly assume, by a supplemental indenture, in form satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest on all the outstanding notes and the performance of every covenant in the Indenture on the part of Enel Chile to be performed or observed;

(ii)immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing; and

(iii)Enel Chile shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with the foregoing provisions relating to such transaction, and that all conditions precedent provided for in the Indenture (or the supplemental indenture) relating to such transaction have been complied with.

In case of any such consolidation, merger, conveyance or transfer, such successor corporation will succeed to and be substituted for Enel Chile, as obligor on the notes, with the same effect as if it had been named in the Indenture as such obligor.

Book-Entry System; Delivery and Form

Enel Chile will issue the notes in the form of one or more global notes in definitive, fully registered book-entry form. The global notes will be deposited with, or on behalf of, The Depository Trust Company (the “Depositary” or “DTC”), and registered in the name of Cede & Co., as nominee of the Depositary.

Except as set forth below, the global notes may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or its nominee to a successor Depositary or any nominee of such successor. Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form (the “Certificated Notes”) except in the limited circumstances described below. All interests in the global notes, including those held through Euroclear Bank SA/NV (“Euroclear”) or Clearstream Banking, société anonyme, Luxembourg (“Clearstream”), may be subject to the procedures and requirements of the Depositary. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

Certificated Notes

The Indenture provides that the global notes will be exchangeable for Certificated Notes if:

(a)the Depositary notifies Enel Chile that it is unwilling or unable to continue as Depositary for the global notes or the Depositary for the global notes ceases to be a clearing agency registered as such under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), if so required by the applicable law or regulation, and no successor Depositary for the notes shall have been appointed within 90 days of such notification or of Enel Chile becoming aware of the Depositary’s ceasing to be so registered, as the case may be;

(b)Enel Chile, in its sole discretion, executes and delivers to the Trustee an order to the effect that the global notes shall be so exchangeable; or

(c)an Event of Default has occurred and is continuing with respect to the notes and all principal and accrued interest shall have become immediately due and payable and the Trustee has determined that such notes shall no longer be represented by global notes after being advised by counsel that in connection with such Event of Default it is necessary or appropriate for the Trustee or the holder to obtain possession of the notes.

Upon any such exchange, Enel Chile will execute and the Trustee will authenticate and deliver certificated notes in exchange for interests in the global notes. Enel Chile anticipates that those certificated notes will be registered in such names as the Depositary instructs the Trustee and that those instructions will be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in the global notes.

Certain Book-entry Procedures for the Global Notes

The descriptions of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience and have been obtained from sources that Enel Chile believes to be reliable. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. None of Enel Chile, the Trustee or the underwriters takes any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

DTC has advised that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a “banking organization” within the meaning of the New York State Banking Law, (iii) a member of the Federal Reserve System, (iv) a “clearing corporation” within the meaning of the New York Uniform Commercial Code, as amended, and (v) a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its direct and indirect participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers (including the underwriters), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s electronic book-entry system is also available to other entities such as banks, brokers, dealers and trust companies, or clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through direct participants or indirect participants.

Enel Chile expects that pursuant to procedures established by DTC (i) upon deposit of each global note, DTC will credit the accounts of participants designated by or on behalf of the underwriters with an interest in the global note and (ii) beneficial ownership of the notes will be shown on, and the transfer of beneficial ownership thereof will be effected only through, records maintained by DTC (with respect to the beneficial ownership interests of participants) and the records of participants and the indirect participants (with respect to the beneficial ownership interests of persons other than participants). Likewise, beneficial ownership interests in global note may only be transferred in accordance with DTC’s procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Clearstream.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer such interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee thereunder. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if such holder is not a direct participant or an indirect participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of notes under the Indenture or such global note. Enel Chile understands that under existing industry practice, in the event that Enel Chile request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders.

Payments with respect to the principal or premium, if any, and interest on any notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the paying agent on behalf of the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing such notes under the Indenture. Under the terms of the Indenture, Enel Chile and the Trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, none of Enel Chile or the Trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global note (including principal, premium, if any, and interest). Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

None of Enel Chile, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, ownership of beneficial interests in the global note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its direct participants and indirect participants or the relationship between such direct participants and indirect participants and the owners of beneficial interests owning through such direct participants and indirect participants

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC’s rules and operating procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary. However, such cross-market transfers will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transfer meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream, as the case may be.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing a beneficial ownership interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as applicable) immediately following DTC’s settlement date. Cash received in Euroclear or Clearstream as a result of a transfer of a beneficial ownership interest in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on DTC’s settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Although Enel Chile believes that DTC, Euroclear and Clearstream have agreed to the procedures described above to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither Enel Chile nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Governing Law; Consent to Service

The Indenture and the notes will be governed by and construed in accordance with the law of the State of New York.

Enel Chile has irrevocably consented to the nonexclusive jurisdiction of any court of the State of New York or any United States Federal court sitting, in each case, in the Borough of Manhattan, The City of New York, New York, United States of America, and any appellate court from any of these courts, and has waived any immunity from the jurisdiction of such courts over any suit, action or proceeding that may be brought in connection with the Indenture or the notes. Enel Chile has appointed CT Corporation System, 111 Eighth Avenue, New York, New York 10011 as its initial authorized agent upon which all writs, process and summonses may be served in any suit, action or proceeding brought in connection with the Indenture or the notes against the Issuer in any court of the State of New York or any United States Federal court sitting in the Borough of Manhattan, The City of New York, and has agreed that such appointment shall be irrevocable so long as any of the notes remain outstanding or until the irrevocable appointment by Enel Chile of a successor in The City of New York as its authorized agent for such purpose and the acceptance of such appointment by such successor. Each of the Company and the Trustee irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Indenture, the notes or the transaction contemplated thereby or by any supplemental indenture.

Concerning the Trustee

The Bank of New York Mellon will be the Trustee under the Indenture and has been appointed by the Company as the initial security registrar and paying agent with respect to the notes. The address of the Trustee is 101 Barclay Street, 7th Floor East, New York, NY 10286.

The Bank of New York Mellon, in each of its capacities including but not limited to Trustee, initial security registrar, and initial paying agent, has not participated in the preparation of the prospectus supplement related to the notes and does not assume responsibility for its contents, including, for avoidance of doubt, any reports, or any other information related to or referred to therein. No representation, warranty or undertaking, express or implied, is made and no responsibility or liability is accepted by the Trustee as to the accuracy or completeness of the information contained or incorporated in the prospectus supplement related to the notes or any other information provided by Enel Chile in connection with the offering of the notes. The Trustee has no liability in relation to the information contained or incorporated by reference in the prospectus supplement related to the notes or any other information provided by Enel Chile in connection with the offering of the notes or their distribution.

The Trustee shall hold funds related to the notes uninvested without liability for interest, unless otherwise agreed in writing. The Trustee shall not be liable for any tax withholding obligations it may have and Enel Chile will comply upon request with all information required for such withholding obligations.

The Indenture has been qualified under the U.S. Trust Indenture Act of 1939, as amended, and the Trustee is eligible to act as trustee for purposes of compliance with such Act.

In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action. The Trustee shall not be responsible for any loss or damage resulting from any action or inaction based on its good faith reliance upon any opinion or advice received in accordance with the terms of the Indenture or for any errors in judgment made in good faith.

The Trustee shall act at the instruction or other direction of any person upon which the Trustee is authorized to rely pursuant to the terms of the Indenture, and shall not be liable for such actions, except to the extent resulting from the negligence or willful misconduct of the Trustee.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under the Indenture arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.